Exhibit 3.1
ARTICLES OF AMENDMENT
OF
KBS STRATEGIC OPPORTUNITY REIT II, INC.

FIRST: Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), KBS Strategic Opportunity REIT II, Inc. desires to amend its charter as currently in effect and as hereinafter amended.
SECOND:    Article I of the Second Articles of Amendment and Restatement shall be amended as follows:
The name of the corporation is Pacific Oak Strategic Opportunity REIT II, Inc. (the “Corporation”).
THIRD: The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire board of directors as required by Section 2-605 of the MGCL.
FOURTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
FIFTH:    These Articles of Amendment will be effective November 1, 2019.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, KBS Strategic Opportunity REIT II, Inc., has caused the foregoing amendment of the charter to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 31st day of October, 2019.

PACIFIC OAK STRATEGIC OPPORTUNITY REIT II, INC.

By: /s/ Keith D. Hall (SEAL)
Keith D. Hall
Chief Executive Officer

ATTEST:
By: /s/ Michael A. Bender
Michael A. Bender
Secretary

[Signature Page to KBS Strategic Opportunity REIT II Articles of Amendment]